                                                                   Exhibit 10.30


                                  May 31, 2005


Mr. Tom Ulry


Dear Mr. Ulry:

We are pleased to extend to you an offer of employment to join Commerce Energy as a Sr. Vice President Operations at our offices in Michigan reporting to the President.

Further specifics of this employment offer are as follows:

Your base salary will be $225,000.00 per year, paid to you in biweekly increments and you will also be eligible for an annual discretionary bonus per the board compensation committee approved methodology.

In addition you receive a grant of 100,000 stock options with an exercise price of $3.50 and are based on the employee stock option plan, of which you will receive documentation. The options vest over 4 years with 25% vesting each year.

You are eligible to participate in Commerce's Executive Benefit Plan which is fully paid for by the company and includes, medical, dental, vision, life insurance equal to one time your base salary, and long term disability. These benefits also include our Employee Assistance Plan (EAP), a summary may also be viewed at www.commerceenergy.com.

You will also be eligible to participate in Commerce's 401K Plan on the first of the month immediately following the completion of two months of service. Commerce matches 50% of the first 6% of compensation under the Plan, and the Company will begin matching your contributions commencing with your first contribution.

You are also eligible for three weeks vacation in accordance with company policy.

Commerce Energy agrees to pay Mr. Ulry actual out of pocket relocation expenses not to exceed $40,000 toward costs of moving to Michigan. The relocation expenses are to include but not necessary limited to moving vans and packing, realtor fees, car rental and accommodations when in Michigan, and family relocation costs.

Notwithstanding anything herein to the contrary, please recognize that your employment is at will and either you or Commerce has the right to terminate the employment relationship at any time and for any reason. If however, Commerce determines to end your employment for any reason other than for cause at any time for one year from the date above, Commerce will pay you an amount equal to one times your base salary. After that date, if Commerce determines to end your employment for any reason other than cause, Commerce will pay your salary monthly for a period of up to six (6) months or until you find alternate employment, whichever comes first. Employment at will is specified under Section 2922 of the California Labor Code. This offer is provided contingent upon your satisfactory completion of a drug test and our findings of satisfactory references.

After reviewing this letter, please indicate your acceptance of our offer by signing below.

I'm sure you will find your experience with Commerce to be mutually rewarding. We hope you will join the Commerce family and accept this challenging and enjoyable opportunity.

Sincerely,



/s/ Peter Weigand
-------------------------------
Peter Weigand
President
600 Anton Boulevard, Suite 2000
Costa Mesa, California  92626

I have read and understand the contents of the letter above and accept the terms and conditions of employment outlined therein.


/s/ Tom Ulry            5/31/05
-------------------------------
Tom Ulry